Exhibit 10.5
Summary of Amendments made, effective July 1, 2007, to Letter Agreement with Dr. Turner.
Effective July 1, 2007, the Company increased Dr. Katherine J. Turner’s base salary to $220,000 and amended her payout range under the Company’s variable pay program to 20% of base salary at threshold, 40% at target and 70% at stretch.